Kurve Therapeutics, Inc.
37 followers
3w •

There are more than 600 neurologic diseases affecting billions of people around the world — many of those diseases do not have efficient treatments or cures, often leading to death for those diagnosed.

Kurve is on a mission to change the future of how central nervous system disorders are treated with our next-generation, non-invasive device.

Visit our website to learn more about Kurve Therapeutics, or sign up for the waitlist to be the first to know when we can start accepting investments:
https://buff.ly/3yebc3i


Kurve
THERAPEUTICS
There are more than 600 neurologic diseases affecting billions of people around the world.

Kurve Therapeutics, Inc.
37 followers
1mo •

Join us to learn more about Kurve's breakthrough approach to treating Alzheimer's disease through their patented, next-gen medtech. The webinar will be an insightful discussion of the current challenges in treating Alzheimer's, how Kurve is pioneering a new era of treatments, and their upcoming Regulation A offering.

#medtech #alzheimersdisease #alzheimersawareness #webinar



Kurve
THERAPEUTICS
RegA+ Webinar: A New and Efficient Approach in Alzheimer's Treatments
July 13th, 11am PST
REGISTER NOW
Marc Giroux
Chairman & CEO
Glenn Cornett, MD, Ph.D.
Chief Science Officer

Wed, Jul 13, 2:00 PM - 3:30 PM EDT

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Alzheimer's Treatments: A New and Efficient Approach

Online

Alan Arcos Nasser, Stacy Hall and 22 other attendees

Kurve Therapeutics, Inc.
37 followers
1mo •

We do this because we can and we have to. There are over 55 million people suffering from Alzheimer's disease around the world. We believe suffering should not be a patient's only option.

Our mission is to help as many people as we possibly can in their fight with neurodegenerative disorders.

If you want to help us reach our goal to deliver next-gen treatments to millions of people, sign up for our investor waitlist to stay up to date on our upcoming Regulation A+ launch.

Alzheimer's and Brain Awareness Month is a great time to help raise awareness. Be a part of reshaping the future of Alzheimer's disease treatments. Visit https://lnkd.in/gZiwZfHy to learn more.

#EndAlz #AlzheimersAwarenessMonth


Kurve
THERAPEUTICS
OUR MISSION is to help as many people as we possibly can in their fight with neurodegenerative disorders.

Kurve Therapeutics, Inc.
37 followers
1mo •

According to a report published by the WHO, central nervous system disorders such as Alzheimer's disease, multiple sclerosis, and Parkinson's disease affect more than one billion people worldwide.

Kurve Therapeutics has developed a drug delivery system that is designed to bypass the blood-brain barrier to treat a vast array of neurodegenerative diseases. Follow along to learn more about our mission to revolutionize the treatment of these debilitating diseases and sign up for our waitlist to be the first to know when Kurve Therapeutics is accepting investments: https://buff.ly/3MHgTe1


Kurve
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Kurve
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Kurve Therapeutics @KurveTX · Jun 22

We do this because we can and we have to. We believe suffering should not be an Alzheimer's patient's only option. Join our mission to help millions of patients — sign up for our investor waitlist to stay up to date on our upcoming Regulation A+ launch. #ENDALZ 💜


Kurve
THERAPEUTICS
OUR MISSION is to help as many people as we possibly can in their fight with neurodegenerative disorders.

is taking bold steps to be market-ready — we are
inical trials in three separate target diseases. Our
nnology h
tudies and

Investor M

Download Our Investor Materials

The Investor Materials PDF will be emailed to you.

No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the Offering Statement is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. Your indication of interest involves no obligation or commitment of any kind. An Offering Statement has been filed with the United States Securities and Exchange Commission. You may obtain a copy of the Preliminary Offering Circular that is a part of the Offering Statement at https://kurvetx.com/offering-circular

The ... ng:

Kurve T... estment opportunities to the general public to support clinical studies of our breakthrough technology and drug formulations — if successful, we'll move to the next stages of development and launch.

Bypassing the Blood-Brain-Barrier

Kurve Therapeutics is at the forefront of a new era of central nervous system (CNS) disorder treatments. We are an innovative specialty-drug and medical technology company focused on developing treatments for neurodegenerative diseases.

Kurve Therapeutics is taking bold steps to be market-ready — we are ready for Phase III clinical trials in three separate target diseases. Our next-generation technology has been used in five double-blind placebo-controlled Phase II studies and is ready for Phase III with Alzheimer's patients.

Download Our Investor Materials



The Upcoming Regulation A Offering:

Kurve Therapeutics has filed a Regulation A offering with the SEC in 2022. We are opening investment opportunities to the general public to support clinical studies of our breakthrough technology and drug formulations — if successful, we'll move to the next stages of development and launch.

What does an investment in Kurve Therapeutics mean?

Help millions of people.

1 in 6 people — over one billion people — suffer from neurological disorders.

Every 3 seconds, someone in the world develops dementia.

Impact a vast market.

The market size for dementia alone is $1.3 trillion.

If dementia was a country, it would be the 14th-largest economy in the world.

Reshape the medical field.

Our mission is to revolutionize the treatment landscape of CNS disorders, bringing new hope to those suffering with limited treatment options.

Download Our Investor Materials

Next-Generation Medtech

ViaNase™: Intelligent Delivery, the Future of CNS Treatments

Kurve offers a new, disease-modifying approach to treating CNS disorders with our patented Controlled Particle Dispersion (CPD)® technology. Our advanced technology creates a precisely-controlled turbulent flow, designed to allow a larger portion of disease-modifying formulations to be delivered to targeted areas of the brain with precise dosage control. Traditional intranasal delivery methods such as nasal sprays cannot bypass the blood-brain barrier, leaving the majority of the medication in the nasal cavity, sinuses, or GI tract.



Our medtech innovation features:

01 Reduced systemic side-effects

02 Enhances the opportunity for bioavailability

03 Exceptional patient compliance: non-invasive, simplified, user-friendly

04 Odorless, tasteless, and painless

05 Pocket-size, lightweight, portable, and battery-powered

Download Our Investor Materials

Medtech Innovators

Meet the team behind the breakthrough.



Marc Giroux Chairman
Chairman & Chief Executive Officer

As a serial entrepreneur and founder of five companies, Marc Giroux has closed agreements with global industry-leading pharmaceutical companies — including four of the top 20 international firms.



Glenn Cornett, M.D., Ph.D.
Chief Science Officer

Biotech entrepreneur and advisor, Dr. Cornett has a long, proven history of creating substantial growth within biotech companies.



Tom S. McDowell
Chief Operating Officer

An accomplished and highly regarded COO, Tom McDowell excels at creating organized, functional accounting structures, serving as a stabilizing force and contributing to the growth of a number of businesses across multiple industries.

Learn More About the Team

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Kurve THERAPEUTICS

Kurve Therapeutics, Inc.
16825 48th West Suite 434
Lynnwood, WA 98037

info@kurvetx.com
(425) 640-9249

The information contained herein neither constitutes an offer for nor a solicitation of interest in an offering pursuant to Regulation A. This document may be deemed to be a so-called "testing the waters" communication under Regulation A under the Securities Act of 1933, in which case the following apply:

- No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the Offering Statement is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. Your indication of interest involves no obligation or commitment of any kind. An Offering Statement has been filed with the United States Securities and Exchange Commission. You may obtain a copy of the Preliminary Offering Circular that is a part of the Offering Statement at https://kurvetx.com/offering-circular.

This investment involves a high degree of risk. This investment is suitable only for persons who can bear the economic risk for an indefinite period of time and who can afford to lose their entire investment. Furthermore, investors must understand that such investment is illiquid and is expected to continue to be illiquid for an indefinite period of time. No public market exists for the securities.

This information is presented only for the purpose of providing a general overview of clinical trials. These uses have not been approved by the U.S. Food and Drug Administration (FDA) or other regulatory authorities.

Webinar: A New and Efficient Approach in Alzheimer's Treatments | Kurve Therapeutics




Marc Giroux

Kurve THERAPEUTICS

Legal Disclaimer

This presentation may be deemed to be a solicitation of interest under Regulation A under the Securities Act of 1933, in which case the following apply:

> No money or other consideration is being solicited, and if sent in response, will not be accepted; No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date; A person's indication of interest involves no obligation or commitment of any kind; and Kurve Therapeutics Inc. has filed an offering statement with the Securities and Exchange Commission under Tier II of Regulation A. A copy of the preliminary offering circular that forms a part of the offering statement may be obtained at the following URL: https://kurvetx.com/offering-circular

Certain statements in this webinar constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995 and "forward-looking information" as such term is defined in applicable US and Canadian securities legislation. The words "may," "would," "could," "should," "potential," "will," "seek," "intend," "plan," "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to Kurve Therapeutics, Inc. (the "Company"). Such statements reflect the Company's current views and intentions with respect to future events, and current information available to the Company, and are subject to certain risks, uncertainties and assumptions, including, without limitation: the conditions to closing of the transaction being satisfied, including obtaining all necessary approvals for the transaction. Should any factor affect the Company in an unexpected manner, or should assumptions underlying the forward-looking information or statements prove incorrect, the actual results or events may differ materially from the results or events predicted. Any such forward-looking information or statement is expressly qualified in its entirety by this cautionary statement. Moreover, the Company does not assume responsibility for the accuracy or completeness of such forward-looking information or statement. The forward-looking information and/or statements included in this press release are made as of the date of this press release and the Company undertakes no obligation to publicly update or revise any forward-looking information, other than as required by applicable law.

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